CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
            PREFERENCE SHARES BY RESOLUTION OF THE BOARD OF DIRECTORS
          PROVIDING FOR AN ISSUE OF 300,000 PREFERRED SHARES DESIGNATED
                          AS SERIES D PREFERRED SHARES


         MEDNET, MPC CORPORATION (hereinafter referred to as the "Company"), a corporation organized and existing under the laws of the state of Nevada, in accordance with Title 7 Section 78.195 of the Private Corporations Law of the State of Nevada, does certify:

         THAT the Board of Directors of the Company, by unanimous consent dated April 8, 1996, adopted a resolution providing for the issuance of a series of preferred shares to be designated "Series D Preferred Shares" with a resolution as follows:

         RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred shares of the Company, of a par value $.01 per share, to be designated "Series D Preferred Shares" (hereinafter "Preferred Stock") consisting of 300,000 shares which number of shares may be increased or decreased (but not below the number of shares thereof outstanding) from time to time by the Board of Directors; and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Preferred Stock are not stated and expressed in the Articles of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof as follows:


            1.   Designation of Series.

                 Series D Preferred Shares

            2.   Number of Shares Constituting Such Series.

                 300,000 Shares

            3.   Relationship to Series A and Series C Preferred Shares.

                 The Company's preferred shares designated as the "10% Series A Convertible Exchangeable Preferred Stock" ("Series A Preferred") and the Company's preferred shares designated as the "Series C Preferred Shares" shall be senior to the Preferred Stock designated hereby with respect to payment of dividends and distributions on liquidation. Without the consent of the holders of the Preferred Stock designated hereby, the Company shall not issue any additional shares of Series A or C Preferred not outstanding on the date hereof.

            4.   Dividends.

                 The Preferred Stock shall not be entitled to receive dividends, other than distributions on liquidation as provided herein.

            5.   Definition of Adjusted Face Amount.

                 As used herein, the term "Adjusted Face Amount" on any date of one share of the Preferred Stock shall mean the sum of (i) $20.00, plus (ii) an amount equal to 4% per annum simple interest on such $20.00 calculated on the basis of a 360 day year of 12 thirty day months, which interest shall accrue daily commencing the original issue date for the Preferred Stock and which shall continue to accrue until all amounts in respect of the Preferred Stock shall have been paid in full to the holders thereof.

            6.   Preference on Liquidation.

                 In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the holders of the Preferred Stock shall be entitled to receive from the Company out of the assets legally available for distribution upon such dissolution, liquidation or winding up, the Adjusted Face Amount in respect of each share of Preferred Stock, calculated at the date of payment to such holders. No payment could be made to the Preferred Stock on liquidation prior to the satisfaction of claims of creditors and payment in full of the liquidation preference of the Series A Preferred and the Series C Preferred. A sale, conveyance or disposition of all or substantially all of the assets of the Company shall be deemed a liquidation under this Paragraph 6; however, neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up of the Company within the meaning of this Paragraph , but shall be instead subject to Paragraph 13 hereof.

                 Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given, either personally or by mail to each holder of Preferred Stock, not less than 30 days prior to the payment date stated therein. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the holder at the holder's address as it appears on the share transfer books of the Company, with postage thereon prepaid.

            7.   Conversion at the Option of the Company.

                 The Company shall have the right, at its option, any time commencing one calendar year from the date hereof to cause the Preferred Stock to be converted into the Common Shares, $.001 par value of the Company ("Common Stock"). Each share of Preferred Stock is convertible into that number of shares of Common Stock determined by dividing (i) the Adjusted Face
                 Amount on the date of conversion by (ii) the "Company Conversion Price" as defined in Section below. Notwithstanding the above, the Company is not entitled to require conversion if the Company makes any planned press release either a) on the day it provides notice of such mandatory conversion to the holder or b) prior to the close of trading on the following business day.

            8.   Conversion at the Option of the Holder.

                 The holders of shares of Preferred Stock shall have the right in their discretion at any time on or after the date 41 days following the original issuance of the Preferred Stock certificates to convert any whole number of shares of the Preferred Stock held by them into Common Stock. Each share of Preferred Stock is convertible into that number of shares of Common Stock determined by dividing (i) the Adjusted Face Amount on the date of conversion by (ii) the "Conversion Price" as defined below.

                 Such conversion shall be effectuated by surrendering the Preferred Stock to be converted by overnight courier to the Company's registrar and transfer agent ("Transfer Agent") with a conversion notice (with an advance copy of the conversion notice to the Transfer Agent and the Company by facsimile), executed by the holder evidencing such holder's intention to convert the number of shares of Preferred Stock subject to such notice, and accompanied, in the event the holder desires to register the shares of Common Stock in a name other than that of holder, by proper assignment hereof. The Company and the Transfer Agent shall deliver the shares of Common Stock subject to such notice (free of restrictive legend as provided in the Convertible Preferred Stock Purchase Agreement between the Company and the original holders of the Preferred Stock) to the holder within three business days from date of receipt of the conversion notice and the original of the Preferred Stock certificate (or a lost certificate affidavit and bond in form reasonably satisfactory to the Company if the original certificate has been lost, mutilated or destroyed). If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the above mentioned conversion notice, the Company shall promptly deliver to the holder a certificate for such number of shares of Preferred Stock as have not been converted.

                 In all cases the conversion of the Preferred Stock in full on the terms and at the applicable price contemplated hereby shall represent payment of the entire Adjusted Face Amount payable to the Holder hereunder. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion if the original of the Preferred Stock certificate (or lost certificate affidavit and bond as described above) is received by the Transfer Agent within five business days thereafter. If the original Preferred Stock certificate (or a lost certificate affidavit and bond in form reasonably satisfactory to the Company if the original certificate has been lost, mutilated or destroyed) is not received by the Transfer Agent within five business days after the Date of Conversion, the notice of conversion shall become null and void. No service charge will be made for any such conversion.

            9.   Conversion Price.

                 The Conversion Price for conversion at the option of the holder shall be the lower of (i) the Closing Bid Price on the Determination Date, or (ii) 83% of the Market Price.

                 The Company Conversion Price for conversion at the option of the Company shall be the lower of (i) the Closing Bid Price as defined below on the Determination Date, or (ii) 80% of the Closing Bid Price on the trading day immediately prior to the date the Company provides notice of mandatory conversion.

                 "Determination Date" shall be April 10, 1996.

                 "Closing Bid Price" of the Common Stock for each day shall be the closing bid price of the Common Stock on such day as reported on the New York Stock Exchange composite tape, or, if the Common Stock is not listed or admitted for trading on such Exchange, on the principal national securities exchange or market on which the Common Stock is listed or admitted for trading,  or if not  listed  or  admitted  for  trading  on any national securities exchange, the closing bid price of the Common Stock on the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or if the Common Stock is no longer publicly traded, the fair market value of the Common Stock as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company)(an "Appraiser") selected in good faith by the holders of a majority of the shares of Preferred Stock then outstanding; provided, that the Company, no later than the fifth calendar day after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser.

                 "Market Price" shall mean the average of the Closing Bid Price for the five trading days immediately prior to the Date of Conversion (as herein defined).

            10.  Redemption Requirement.

                 The Company is required to redeem any outstanding and unconverted Preferred Stock on April 9, 1998 (the "Mandatory Redemption Date"). The redemption price per share of Preferred Stock (the "Mandatory Redemption Price") shall equal the
                 Adjusted Face Amount on the Mandatory Redemption Date. The Mandatory Redemption Price shall be paid by the Company to the holders of such unconverted Preferred Stock on the Mandatory Redemption Date. If any portion of the Mandatory Redemption Price shall not be paid by the Company within 7 calendar days after the Mandatory Redemption Date, such Mandatory Redemption Price shall be increased by an amount accruing from the 7th day to the 21st day after the Mandatory Redemption Date at the rate of 5% per annum, from the 22nd day to the 60th day at 8% per annum and from the 61st day until paid at the rate of 12% per annum.

            11.  Premium for Early Redemption.

                 If any Preferred Stock is tendered for conversion at the option of the holder, the Company shall have the right, at its option, to redeem such Preferred Stock for cash by giving notice (the "Early Redemption Notice") to the holder by facsimile, original to follow by two-day courier, within one business day from the date facsimile notice of conversion is received by the Company. The redemption price shall be paid to the holder within seven calendar days after such facsimile has been given (the "Early Redemption Date"). The redemption price per share of Preferred Stock (the "Early Redemption Price") shall be calculated by multiplying the Adjusted Face Amount as of the proposed Conversion Date by the greater of a) 120%, or b) a fraction, the numerator of which shall be the Closing Bid Price on the proposed Date of Conversion, and the denominator of which shall be Conversion Price, as defined above, applicable to holder's notice of conversion. Upon the giving of the Early Redemption Notice, all conversion rights of the affected Preferred Stock (notwithstanding the furnishing by the holder hereof of a notice of conversion to the Company), shall forthwith terminate, except only the right of the holder to receive the Early Redemption Price, and except as provided in the following paragraph of this Section.

                 If any portion of the Early Redemption Price shall not be paid by the Company within 7 calendar days after the Early Redemption Date, such Early Redemption Price shall be increased by an amount accruing from the 7th day after the Early Redemption Date at the rate of 12% per annum. If any portion of the Early Redemption Price remains unpaid more than 7 calendar days after the Early Redemption Date, then the holder may elect, by written notice to the Company given within 45 days after the Early Redemption Date, to either (i) reinstate its request to convert all Preferred Shares for which the Early Redemption Price, plus interest, has not been paid in full (the "Unpaid Shares") in which event the Market Price shall be the lower of the Market Price calculated for the original conversion request or the Market Price as of the written notice of reinstatement, or (ii) withdraw its request to convert the Unpaid Shares. If the holder elects option (i) above, the Company shall within three business days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon conversion of the Unpaid Shares subject to the Holder Conversion Notice which gave rise to the Early Redemption Notice of the Company and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three business days from receipt of holder's notice of such election, return to the holder all of the Unpaid Shares. If the holder elects either of such remedies, then the Company shall not be entitled to require early redemption of the Unpaid Shares when they are again presented for conversion.

            12.  Adjustment for Certain Recapitalizations

                 In the event of any (i) stock split, stock dividend or other distribution on the Common Stock payable in securities of the Company, or (ii) other reclassification of the Common Stock, or
                 (iii) issuance by the Company of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Bid Price of Common Stock on the date of such issuance, or (iv) distribution to all holders of Common Stock (and not to holders of Preferred Stock) of evidences of its indebtedness or assets, the conversion price shall be equitably adjusted so that the holders shall receive, in exchange for the conversion price, such securities or other property which they would have received had they converted the Preferred Stock immediately prior to such event. The Company shall notify the holders of the Preferred Stock at least 20 days prior to the record date of any event which would so require an adjustment to the Conversion Price including such information as may be necessary for the holders to determine or estimate the anticipated adjustments to the Conversion Price.

            13.  Consolidations or Merger

                 In case of any consolidation or merger of the Company with or into another person, or any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or property, then the holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of a number of shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holders of Preferred Stock the right to receive the securities or property set forth in this Paragraph upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

            14.  Voting Rights.

                 The Preferred Stock shall have one vote per share and, except as to matters for which Nevada law requires class voting, shall vote as a single class with the Common Stock.

            15.  Registration Rights.

                 The Company has granted registration rights to the holders of the Preferred Stock, on the Common Stock issuable on conversion, on the terms and conditions set forth in the Convertible Preferred Stock Purchase Agreement between the Company and the original purchaser of the Preferred Stock. The Company will provide any holder of such registration rights, upon request, a list of all such holders to facilitate organization of any registration demand.

         AND THAT the issuance of 300,000 shares of Preferred Stock has been authorized by the Board of Directors of the Company.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be executed in its corporate name by its President and its corporate seal to be hereunto affixed and attached by its Secretary this __ day of 7/31/96.


                                           MEDNET, MPC CORPORATION


                                          /s/ Dennis Smith
                                          ------------------------------
                                          Dennis Smith
                                          Vice-President


ATTEST:


/s/ Julie Ledbetter
- --------------------------
Julie Ledbetter, Secretary

STATE OF NEVADA   )
                                      :ss.
COUNTY OF CLARK            )

     I, ________________, a notary public, hereby certify that on this __ day of 7/31/96, personally appeared before me _______________________, an officer of Mednet, MPC Corporation, who being by me first duly sworn, severally declared that he is the person who signed the foregoing document, and that the statements therein contained are true.




My Commission Expires:                               Notary Public

                                                              Residing at:
- -----------------------